                                                                    Exhibit 4.9


                  CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES

                                        OF THE

                              REDEEMABLE PREFERRED STOCK

                                          OF

                              CELLNET DATA SYSTEMS, INC.


                            PURSUANT TO SECTION 151 OF THE
                   GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


     CELLNET DATA SYSTEMS, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors duly approved and adopted the following resolution:

     "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by its Certificate of Incorporation (hereinafter referred to as the "Certificate of Incorporation"), the Board of Directors does hereby create, authorize and provide for the issue of a Preferred Stock Redeemable 2010, par value $.001 per share, with a stated value of $10,000 per share, consisting of 8,625 shares, having the designation, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

     1. DESIGNATION AND AMOUNT. The distinctive designation of such series is Preferred Stock Redeemable 2010 (hereinafter in this Resolution called the "Redeemable Preferred Stock"), and the number of shares constituting such series shall be 8,625.

     2. RANK. The Redeemable Preferred Stock shall, with respect to dividend rights and rights of liquidation, winding up and dissolution, rank
(i) senior to all classes of common stock of the Corporation and to each other class of capital stock or series of preferred stock established after the date of this Resolution by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Redeemable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to with the common stock of the Corporation as "Junior Securities"); (ii) on a parity with any class of capital stock or series of preferred stock issued by the Corporation established after the date of this

Resolution by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Redeemable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Corporation established after the date of this Resolution by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Redeemable Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to as "Senior Securities"). The Redeemable Preferred Stock will be subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities; provided that the Corporation may not issue any new class of Senior Securities without the approval of the holders of at least a majority of the shares of Redeemable Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class. Notwithstanding the foregoing, the Board of Directors may designate a new series of preferred stock for purposes of a stockholder rights plan and any such new series of preferred stock may be senior to the Redeemable Preferred Stock as to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation without any required approval of the holders of Redeemable Preferred Stock.

     3. DIVIDENDS. The registered holder ("Holder") of shares of the Redeemable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends at the annual rate of -% of the liquidation preference per share through and including May 1, 2001, and thereafter as described below. Such dividends shall be cumulative, whether or not earned or declared, on a daily basis from the date of issuance of the Redeemable Preferred Stock, and shall be payable quarterly in arrears on or prior to February 1, May 1, August 1, and November 1 of each year commencing on August 1, 1998 (each of such dates being a "dividend payment date") through May 1, 2001 (the "Final Dividend Date"), with respect to the period commencing with the date of issuance of the Redeemable Preferred Stock or the immediately preceding dividend payment date and ending on the day preceding such respective dividend payment date (each of such periods being a "dividend period"), to stockholders of record on the preceding January 15, April 15,
July 15, and October 15, respectively (each, a "regular record date").   Any
dividend payments made with respect to shares of Redeemable Preferred Stock on or before August 1, 2001, shall be made in such number of additional fully paid and nonassessable shares of Redeemable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends and the issuance of such Redeemable Preferred Stock issued as a dividend with respect to the Redeemable Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable and free of all liens and charges. After August 1, 2001, dividends on the Redeemable Preferred Stock may be paid, in the sole discretion of the Board of Directors of the Corporation, in shares of common stock, $.001 par value per share of the Corporation ("Common Stock"), or in cash or any combination of cash and Common Stock, in an amount that will enable the Holder (i) to transfer such Common Stock to the holders of the Holder's Exchangeable Limited Liability Company Preferred Securities (the "Funding Preferred Securities") in full payment of dividends on the Funding Preferred Securities, valued at 90% of the Average Market Value (as defined below) of the Common Stock, or (ii) to sell such shares of Common Stock in the open market in order for the Holder to make full dividend payments on the Funding Preferred Securities in cash, in each case for the corresponding dividend period with respect to the Funding Preferred Securities. At any time and from time to time after the issuance of the Redeemable Preferred Stock, the Corporation may, as, when and if declared by the Board of Directors, declare additional dividends to the Holder in shares of Common Stock, in such amounts in order for the Holder to have sufficient funds in cash, following a sale thereof by the Holder, to satisfy all obligations with respect to the Funding Preferred Securities. "Average Market Value" of the Common Stock means the average of

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the Current Market Value for the ten trading days ending on the second business day prior to the applicable date of payment. "Current Market Value" of the Common Stock means (i) the Volume Weighted Average Price, as reported on the Nasdaq National Market or (ii) the average of the high and low sales prices of the Common Stock, if reported on any other national securities exchange.

     4.   LIQUIDATION PREFERENCE.

          Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Redeemable Preferred Stock will be entitled to be paid, out of the assets of the Corporation available for distributions, $10,000 per share of Redeemable Preferred Stock, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, Common Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Redeemable Preferred Stock and all other Parity Securities are not paid in full, the holders of the Redeemable Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation with respect to the Redeemable Preferred Stock and the Parity Securities, in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the Holders will not be entitled to any further participation in any distribution of assets of the Corporation.

     5.   OPTIONAL REDEMPTION ON FINAL DIVIDEND DATE.

          All of the shares of Redeemable Preferred Stock shall be, at the option of the Company, subject to redemption by the Corporation (the "Final Dividend Date Redemption") at a redemption price equal to 100% of the liquidation preference per share, together with accrued and unpaid dividends thereon to the redemption date, in cash out of funds legally available therefor without interest, two (2) business days prior to May 1, 2010. If the Corporation elects to make a Final Dividend Date Redemption, the Corporation will declare and pay a special dividend, or make a capital contribution to the Holder, in an amount equal to the shortfall, if any, in the assets of the Holder necessary for Holder to redeem the Funding Preferred Securities in full. If the Corporation elects not to make a Final Dividend Date Redemption, the Corporation shall make an investment in Holder in an amount sufficient to enable Holder to redeem the Funding Preferred Securities in full. The obligation of the Corporation to make this investment shall inure to the benefit of the holders of the Funding Preferred Securities, may be enforced directly by such holders as third party beneficiaries and may not be waived or modified without the consent of each holder affected thereby.

     6.   OPTIONAL REDEMPTION BY THE CORPORATION.

          The Redeemable Preferred Stock will also be subject to optional redemption by the Corporation (a "CellNet Optional Redemption") on or after May 1, 2001. In such event, the Corporation shall redeem, in whole or in part, the Redeemable Preferred Stock at a redemption price equal to the percentage of the liquidation preference set forth below, together with accrued and unpaid dividends, if any, to the redemption date, if redeemed in the 12-month period beginning on May 1 of the indicated year:

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

                 REDEMPTION
                    YEAR         PRICE
                    2001               %
                    2002
                    2003
                    2004
                    2005
                    2006
                    2007
                    2008
                    2009
                    2010        100.000%

          Upon any CellNet Optional Redemption, the Corporation will declare and pay a special dividend, or make a capital contribution, in an amount equal to the shortfall, if any, in the assets of the Holder necessary for Holder to complete its optional redemption of the Funding Preferred Securities.

     7.   METHOD OF PAYMENT OF REDEMPTION PRICE.

          All payments pursuant to a CellNet Optional Redemption or a Final Dividend Date Redemption may be paid, in each case at the Corporation's option, in (i) cash, (ii) shares of Common Stock, valued at 90% of the Average Market Value of the Common Stock in the case of the CellNet Optional Redemption and 100% of the Average Market Value of the Common Stock in the case of the Final Dividend Date Redemption, or (iii) any combination of cash or Common Stock.

     8.   EXCHANGE OF PREFERRED STOCK.

          The Redeemable Preferred Stock is exchangeable into Common Stock at the option of the Holder, upon the Holder's receipt of a request from a holder of Funding Preferred Securities to exchange such Funding Preferred Securities for Common Stock, at an initial exchange rate of - shares of Common Stock for each share of Redeemable Preferred Stock, subject to the same adjustments that are made to the exchange rate of the Funding Preferred Securities. Notwithstanding the foregoing, the number of shares of Common Stock issuable to the Holder upon exchange of the Redeemable Preferred Stock shall equal the number of shares of Common Stock issuable by the Holder upon exchange of the Funding Preferred Securities.

          The Redeemable Preferred Stock shall be automatically exchanged into Common Stock in the event that the Automatic Trigger occurs (the "Automatic Exchange"). The Automatic Trigger shall be deemed to have occurred without any action on the part of the Corporation or the Holder on the next business day after the Current Market Value of the Common Stock for a total of twenty Trading Days in any consecutive period of thirty Trading Days is (i) if such date occurs in the 12-month period beginning May 1, 1998 and ending April 30, 1999 greater than 170%, (ii) if such date occurs in the 12-month period beginning May 1, 1999 and ending April 30, 2000 greater than 160% of the Exchange Price of the Funding Preferred Securities and (iii) if such date occurs in the 12-month period

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beginning May 1, 2000 and ending April 30, 2001 greater than 150% of the
Exchange Price of the Funding Preferred Securities. In any consecutive 30 day trading period that includes trading days before and after May 1, 1999 or May 1, 2000, the applicable Trigger Percentage for each trading day in the trading period shall be used in order to determine whether an Exchange Event has occurred. The Redeemable Preferred Stock shall be exchangeable into Common Stock at an initial exchange rate of - shares of Common Stock for each share of Redeemable Preferred Stock (the "Capital Exchange Rate"), subject to the same adjustments that are made to the exchange rate of the Funding Preferred Securities. The Exchange Price shall be _____ divided by the Capital Exchange Rate. Notwithstanding the foregoing, the number of shares at Common Stock issuable to the Holder upon the exchange of the Redeemable Preferred Stock shall equal the number of shares of Common Stock issuable by the Holder upon exchange of the Funding Preferred Securities. "Trading Day" means, with respect to any security listed or admitted to trading on the NYSE, any day on which such securities are traded on the NYSE, or, if such security is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted to trading, or, if such security is not listed or admitted to trading on a national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc., or, is such security is not quoted or admitted to trading on such quotation system, on the principal quotation system on which such security is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, in the over-the-counter market.

          In the event a holder of the Funding Preferred Securities wishes to exchange such Funding Preferred Securities with the Holder prior to May 1, 2010, the Holder shall deliver to the Corporation (i) a number of shares of Redeemable Preferred Stock equal to all of the outstanding Redeemable Preferred Stock multiplied by a fraction, the numerator of which is the number of Funding Preferred Securities which are presented to the Holder for exchange and the denominator of which is all of the outstanding Funding Preferred Securities (the "Ratio"), and (ii) an amount of each Class of Treasury Strips (other than the Class of Treasury Strips, if any, that will mature within 15 days from the date of such exchange) then held by Funding or an escrow agent equal to all of the Treasury Strips in such Class multiplied by the Ratio.

          Following any exchange by a holder of such holder's Preferred Securities into CellNet Common Stock, dividends will cease to accrue on such Preferred Securities and such holder will not be entitled to participate in the proceeds from the Treasury Strips (as defined herein) held by Funding, except in the event of an Automatic Exchange as described below.

          "Treasury Strips" means the U.S. Treasury strips held by Funding or an escrow agent to secure the first 13 dividend payments on the Funding Preferred Securities. Each group of Treasury Strips that is payable on or about a dividend payment date shall be considered, for purposes of this paragraph, a "Class of Treasury Strips."

          If the Corporation implements a stockholders' rights plan, such rights plan must provide that upon exchange of Redeemable Preferred Stock for Common Stock the Holder will receive, in addition to the Common Stock issuable upon such exchange, such rights whether or not such rights have separated from the Common Stock at the time of such exchange.

     9. VOTING RIGHTS. The holders of record of shares of Redeemable Preferred Stock shall not be entitled to any voting rights except as otherwise provided herein or required by law. Without the affirmative vote of the holders of more than 50% of the then outstanding shares of Redeemable Preferred Stock, voting as a single class, the Corporation may not:

          (i) amend the Certificate of Incorporation or Certificate of Designation so as have a material adverse effect on the specific rights, preferences, privileges or voting powers of shares of the Redeemable Preferred Stock; or

          (ii) authorize, issue or create any class of capital stock that is senior with respect to dividends or liquidation rights to the Redeemable Preferred Stock. Notwithstanding the foregoing, the Corporation may amend the Certificate of Incorporation without prior notice to or consent of the Holder or the holders of the Funding Preferred Securities, when authorized by the Board of Directors, if (a) the Board of Directors determines after consultation with legal counsel that such action would not materially and adversely affect the rights of the Holder set forth in this Certificate of Designation.

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     10.  EXCLUSIVITY. Except as expressly set forth herein, the holders of the Redeemable Preferred Stock shall have no rights other than those provided by law.

          "RESOLVED FURTHER, that, before the Corporation shall issue any shares of the Redeemable Preferred Stock, a certificate pursuant to Section 151 of the General Corporation Law of the State of Delaware shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of Sections 103 and 151 thereof, and the proper officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions."

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          IN WITNESS WHEREOF, CellNet Data Systems, Inc. has caused this
Certificate of Designation, Rights and Preferences to be signed by John M. Seidl, its Chief Executive Officer and President, and attested by David L. Perry, its Secretary, on this __th day of __, 1998.


                              CELLNET DATA SYSTEMS, INC.


                              By:
                                   ---------------------------------------
                                   John M. Seidl
                                   Chief Executive Officer and President

Attest:



David L. Perry
Secretary








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